EXHIBIT 10.55

NEOGENOMICS, INC.

STOCK OPTION AGREEMENT

(NON-QUALIFIED STOCK OPTION)

Pursuant to this Stock Option Agreement (the “Agreement”), NeoGenomics, Inc. a Nevada corporation (the “Company”) has granted you an option (the “Stock Option”) to purchase a certain number of shares of common stock, $0.001 par value, of the Company (“Common Stock”), upon the terms and conditions set forth herein.

The details of your Stock Option are as follows:

Optionee (“you”):	Douglas M. VanOort

Address of Optionee:	3275 Regatta Road Naples, FL 34103

Date of Grant:	February 14, 2012

Number of Shares Subject to the Stock Option: 800,000

Exercise Price:	Per Share $1.71	Total $1,368,000

Vesting Schedule: The shares covered by your Stock Option (the “Shares”) shall vest according to the schedule set forth below:

Shares
200,000	on February 14, 2013 provided you are still employed by the Company on such date;

200,000	on February 14, 2014 provided you are still employed by the Company on such date;

200,000	on February 14, 2015 provided you are still employed by the Company on such date;

200,000	on February 14, 2016 provided you are still employed by the Company on such date;

Expiration Date: Unless sooner terminated in accordance with this Agreement, the Stock Option will terminate on February 14, 2017.

Section 1. Exercise of Stock Options. Except as otherwise provided herein, including restrictions on the transferability of the Stock Option and special provisions relating to exercise or termination of your Stock Option following your termination of employment from the Company, certain changes in capitalization of the Company or a merger or asset sale, the Stock Option granted pursuant to this Agreement shall be subject to exercise as follows:

(a) You may exercise the vested portion of your Stock Option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Board, or to such other person as the Board may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising your Stock Option, you agree that, as a condition to any exercise of a Stock Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of the exercise of your Stock Option or the disposition of shares of Common Stock acquired upon such exercise.

(c) By exercising your Stock Option, you agree that the Company (or a representative of the underwriter(s)) may, in connection with any underwritten registration of the offering of any securities of the Company under the Securities Act of 1933, as amended (the “Act”), require that you not sell, dispose of, assign, encumber, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the applicable registration statement of the Company filed under the Act. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period.

Section 2. Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of the Stock Option. You may elect to make payment by one or a combination of the following methods:

(a) Cash, check or wire transfer;

(b) In the Board’s sole discretion at the time your Stock Option is exercised and provided that at the time of exercise the Common Stock is publicly traded, by you delivering to the Company a properly executed Notice of Exercise together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the exercise price, provided that you and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Board shall prescribe as a condition of such payment procedure;

(c) Provided that at the time of exercise the Common Stock is publicly traded, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings or that you did not acquire directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. For the purposes of this Agreement, “Delivery,” in the sole discretion of the Board at the time you exercise your Stock Option, shall include delivery to the Company of your attestation of ownership of such shares free and clear of all liens or encumbrances of Common Stock in a form approved by the Board. Notwithstanding the foregoing, you may not exercise your Stock Option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s shares of Common Stock. For the purposes of this Agreement, “Fair Market Value” of the Common Stock means: (i) if the Common Stock is listed on a national securities exchange or traded on the over the counter market and sales prices are regularly reported for the Common Stock, the closing or last price of the Common Stock on the Composite Tape or other comparable reporting system for the applicable date, or if the applicable date is not a trading day, the trading day immediately preceding the applicable date; (ii) if the Common Stock is not traded on a national securities exchange but is traded on the over the counter market, if sales prices are not regularly reported for the Common Stock for the day referred to in clause (i), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the applicable date, or if the applicable date is not a trading day, the trading day on which Common Stock was traded immediately preceding the applicable date; and (iii) if the Common Stock is neither listed on a national securities exchange nor traded in the over the counter market, such value as the Board, in good faith, shall determine (but in any event not less than fair market value within the meaning of Section 409A of the Code, and any regulations and other guidance thereunder); or

(d) Any other method of payment or consideration that is approved by the Board in its sole discretion.

Section 3. Whole Shares. You may exercise your Stock Option only for whole shares of Common Stock.

Section 4. Term of Stock Option.

4.1 Commencement. The term of your Stock Option commences on the Date of Grant.

4.2 Expiration. Except as otherwise provided in Section 13 herein, the term of your Stock Option expires upon the earliest of the following:

(a) immediately upon the termination of your service with the Company, whether as an employee, officer, director, adviser or consultant, for Cause as such term is defined in your Amended and Restated Employment Agreement, dated October 28, 2009 (hereafter, the “Employment Agreement”);

(b) ninety (90) days after the termination of your services with the Company for any reason other than Cause, provided that if during any part of such 90-day period your Stock Option is not exercisable solely because of the condition set forth in Section 5 below relating to “Securities Law Compliance,” your Stock Option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three months after the termination of your service with the Company; or

(c) the Expiration Date.

Section 5. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your Stock Option unless the shares of Common Stock issuable upon such exercise are then registered under the Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act. The Company may request a legal opinion of your counsel, reasonably satisfactory to the Company, with respect to such exemption. The exercise of your Stock Option must also comply with other applicable laws and regulations governing your Stock Option, and you may not exercise your Stock Option if the Company determines that such exercise would not be in material compliance with such laws and regulations or would result in liability under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 6. Change of Control. Notwithstanding the vesting provisions in this Agreement, in the event of a Change of Control (as defined below) following the Date of Grant in which the consideration payable to each common stockholder of the Company in connection with such Change of Control has a Deemed Value (as defined below) of at least $4.00 per share (as adjusted pursuant to any of the Capitalization Adjustments described in Section 13 hereof), then any remaining unvested Shares at the time of such Change of Control shall immediately vest in full.

For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events: (i) any “person” or “group” (as defined in Section 13(d) and 14(d) of the Exchange Act) together with their affiliates become the ultimate “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of voting stock of the Company representing more than fifty percent (50%) of the voting power of the total voting stock of the Company; (ii) the consummation of a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or a consolidation which would result in the voting stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or the parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or the parent thereof, outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Company approve a plan of complete liquidation or winding up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

For purposes of this Agreement, “Deemed Value” shall mean the value of consideration payable to each common stockholder of the Company in connection with a Change of Control as determined in good faith by the Board of Directors of the Company.

Section 7. Confidentiality, Non-Solicitation and Non-Competition. In connection with and in consideration for the grant of this Stock Option to you and the Company and the Company’s continued employment of you pursuant to the Employment Agreement, you agree that you will continue to abide by the provisions of that certain Confidentiality, Non-Solicitation and Non-Compete Agreement, dated March 16, 2009 and as amended from time to time (the “Non-Compete Agreement”), that you previously executed, and such Non-Compete Agreement is incorporated into this Agreement by reference, and you hereby acknowledge your obligations thereunder. You further agree that if you violate any provision of the Non-Compete Agreement, you shall immediately forfeit any rights and benefits under your Stock Option and this Agreement; provided, however, that any inadvertent violations of the provisions set forth in the Non-Compete Agreement that have not had or are not expected to have a material impact on the Company shall not result in the forfeiture of your rights and benefits under your Stock Option, so long as you notify the Company upon becoming aware of such inadvertent violations and agree to rectify and/or cease such activities immediately. Nothing in this Section 7 will be deemed to limit, in any way, the remedies at law or in equity of the Company for a breach by you of any of the provisions of this Section 7.

Section 8. No Right to Continue Employment or Service. Nothing in this Agreement or your Notice of Exercise shall confer upon you any right to continue to serve the Company in the capacity in effect at the time the Stock Option was granted or shall affect the right of the Company to terminate your employment or other service with the Company.

Section 9. Withholding of Taxes.

(a) At the time you exercise your Stock Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a Company-developed program, to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with your Stock Option.

(b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your Stock Option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law.

(c) You may not exercise your Stock Option unless the tax withholding obligations of the Company are satisfied.

Section 10. Non-Assignability. Your Stock Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Stock Option subject to the restrictions in Section 4.2(b) hereof.

Notwithstanding the foregoing, with the approval of the Board, you may transfer your Stock Option for no consideration to or for the benefit of your Immediate Family (including, without limitation, to a trust for the benefit of your Immediate Family or to a partnership or limited liability company for one or more members of your Immediate Family), subject to such limits as the Board may establish, and the transferee shall remain subject to all the terms and conditions applicable to your Stock Option prior to such transfer. The term “Immediate Family” shall mean your spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include you).

At your request and subject to the approval of the Board, Common Stock purchased upon exercise of your Stock Option may be issued or transferred into your name and the name of your spouse jointly with rights of survivorship.

Section 11. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) one business day following confirmed facsimile transmission, (b) three business days after being delivered or mailed by United States registered mail, return receipt requested, postage prepaid, or (c) one business day after being sent via overnight delivery service, as follows:

If to the Company:

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite 9

Fort Myers, FL 33913

Attn: Chief Financial Officer

Facsimile No.: (239) 768-0711

and, if to you, to the address shown on this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Nevada.

Section 13. Capitalization Adjustments. In the event of any change in the outstanding shares of Common Stock, without the receipt of consideration by the Company, by reason of a stock dividend, stock split, reverse stock split or distribution, recapitalization, merger, reorganization, reclassification, consolidation, split-up, spin-off, combination of shares, exchange of shares or other change in corporate structure affecting the Common Stock and not involving the receipt of consideration by the Company, this Agreement shall be modified to make appropriate and equitable adjustments in the number of shares available and the exercise price of any unexercised portion of the Stock Option and such other adjustments as may be appropriate under the circumstances; provided, that the number of shares subject to the Stock Option always shall be a whole number; provided, further, that the Board’s good faith determination of “appropriate” and “equitable” adjustments shall be conclusive and binding on you.

Section 14. Merger or Asset Sale. Upon the effectiveness of (i) a merger, reorganization or consolidation between the Company and another person or entity (other than a holding company or a Company subsidiary or parent company) as a result of which the holders of the Company’s outstanding voting stock immediately prior to the transaction hold less than a majority of the outstanding voting stock of the surviving entity immediately after the transaction, or (ii) the sale of all or substantially all of the assets of the Company to an unrelated person or entity (in each case, a “Transaction”), unless provision is made in connection with, and by the parties subject to, the Transaction for (x) the assumption of the Stock Option, or (y) the substitution of the Stock Option with a new Stock Option of the successor entity or parent thereof, with appropriate and equitable adjustment as to the number and kind of shares and, if appropriate, the per share exercise price, or (z) the equitable settlement of the Stock Option in cash or a cash equivalent (i.e., “cash out” provision), this Agreement and the Stock Option shall terminate. In the event of such termination, and to the extent applicable, you shall be permitted to exercise prior to the anticipated effective date of the Transaction any unexercised portion the Stock Option held by you which is then vested and exercisable; provided, however, that you may, but will not be required to, condition such exercise upon the effectiveness of the Transaction.

Section 15. Successors. This Agreement is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase, or otherwise.

Section 16. Modifications. You and the Company agree that this Agreement may be amended at any time or times, in whole or in part, only in writing, signed by you and the Company.

Section 17. Representations of Optionee; Legends. As a condition to your receipt of shares upon exercise of your Stock Option, the Company may require you to represent that such shares are being acquired for investment, and not with a view to the sale or distribution thereof, except in compliance with the Act, and to make such other representations as are deemed necessary or appropriate by the Company and its counsel. Stock certificates evidencing shares acquired pursuant to an unregistered transaction to which the Act applies shall bear a restrictive legend substantially in the following form and such other restrictive legends as are required or deemed advisable under this Agreement or the provisions of any applicable law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION UNDER THE ACT AND QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR WITHOUT AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.”

Any determination by the Company and its counsel in connection with any of the matters set forth in this Section 17 shall be conclusive and binding on you.

Section 18. Certain Acknowledgements.

You acknowledge that this Stock Option is being granted to you by action of the Board of Directors of the Company and that it is not being awarded pursuant to the Company’s Amended and Restated Equity Incentive Plan, dated March 3, 2009.

By signing below, you acknowledge that this Agreement sets forth the entire understanding between you and the Company regarding the Stock Option and the acquisition of Common Stock pursuant to the exercise thereof and supersedes all prior oral and written agreements on that subject.

NeoGenomics, Inc.		Optionee:

By:	/s/ William J. Robison	/s/ Douglas M. VanOort
Name:	William J. Robison	Douglas M. VanOort
Title:	Chairman, Compensation Committee
Date:	2/14/2012	Date:	2/14/2012